ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into on November 4, 1999, by and between JIM MARKETING, INC. ("Buyer"), a Delaware corporation with its principal place of business in Tampa, Florida and SOCIETE FINANCIERE D'ENTREPOSAGE ET DE COMMERCE INTERNATIONAL DE L'ALCOOL, S.A. ("Seller"), a French company with its principal place of business in Paris, France. (Buyer and Seller are referred to collectively herein as the "Parties" and each is referred to as a "Party.")

A. Seller is a member of the Louis Dreyfus Group of companies, of which the ultimate parent is S.A. Louis Dreyfus & Cie of Paris. Through Sofecia USA, a wholly-owned and unincorporated operating division of Seller, Seller owns, manages and operates a business engaged in the production and distribution in the United States of various formulations of ethyl alcohol ("ethanol") for industrial use and of grain neutral spirits (an ethanol formulation) for beverage use (the "Business"). Sofecia USA manages the Business from leased offices located in Norwalk, Connecticut (the "Office"), and receives, processes, stores and ships its products at and from a distilled spirits plant ("DSP") licensed by the federal Bureau of Alcohol, Tobacco and Firearms (the "BATF") at the terminal and storage facility operated by Stolthaven Perth Amboy Inc. ("Stolthaven") in Perth Amboy, New Jersey (the "Terminal").

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, as a going business, substantially all of the tangible and intangible assets used in the operation of the Business.

NOW, THEREFORE, in consideration of the mutual promises and representations contained herein, the Parties agree as follows:

1. SALE AND PURCHASE OF THE BUSINESS.

(a) ASSETS TO BE ACQUIRED BY BUYER. Subject to the terms and conditions set forth herein, on the Closing Date (as defined in section 3 below) Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following property and assets of the Business (collectively the "Sale Assets"):

     (i) All inventory of ethanol, chemicals and denaturants stored at or in transit to the Terminal as of the Closing Date, and any furnishings, lab equipment, supplies and other tangible property (having negligible value and, by agreement of the Parties, not itemized herein) located at the Terminal for use in connection with the Business

Asset Purchase Agreement
Page 2 of 12

     and owned by Seller as of the Closing Date, along with any related warranties, regulatory materials and other documentation;

(ii) All accounts receivable in connection with the Business as of the Closing Date (the "Receivables");

(iii) Customer and supplier lists and correspondence, marketing records, accounts of purchases and sales, other business records, promotional materials, formula lists and approvals from the BATF, other regulatory materials and records and like items of goodwill (in whatever format, including without limitation computer files and records) used or acquired in the conduct of the Business during the five years prior to the Closing Date;

(iv) Any items among the furnishings, equipment and supplies located in the Office and itemized in Exhibit l(a)(iv) (the "Office Property") that the Buyer shall, by December 31, 1999, elect to purchase, and the BMW automobile used by Claude Chereau, along with related warranties, instructions and other documentation; and

(v) Service and storage agreements with Stolthaven and amendments thereto (collectively, the "Terminal Agreement"), and customer orders that are unfilled or partly filled as of the Closing Date and other contracts (the "Contracts"), as itemized in Exhibit 1(a)(v).

Buyer will assume no liabilities of Seller, except in connection with the Terminal Agreement and the Contracts.

(b) Assets excluded from sale. The following assets owned by Seller are excluded from the sale to Buyer:

(i) Any and all corporate names, trademarks and trade names used by Seller in connection with the conduct of the Business;

(ii) All property and assets owned by Seller not used in connection with the conduct of the Business;

(iii) Cash, bank accounts and deposits, insurance policies and tax refunds and credits in connection with taxes paid prior to the Closing Date; and

(iv) The Office lease and any office equipment leases.

2. THE PURCHASE PRICE.

(a) Buyer's payment at Closing. On the Closing Date, Buyer shall pay Seller the following amounts:

Asset Purchase Agreement
Page 3 of 12

(i) Three hundred thousand dollars ($300,000);

(ii) An estimated amount for the Inventory calculated in accordance with subsection 2(b) below;

(iii) An estimated amount for the Receivables calculated in accordance with subsection 2(c) below; and

(iv) Nineteen thousand dollars ($19,000) for the BMW automobile.

Payment shall be wire transferred to the account of Sofecia S.A., account number 0112880-0001-00, at Credit Lyonnais, New York City.

(b) Valuation of Inventory.

(i) Laboratory Service Inc. shall measure and sample the Inventory at the close of business on the Closing Date, and shall thereafter furnish the Parties with a complete report of the quantities and formulations that comprise the Inventory.

(ii) Attached as Exhibit 2(b)(ii) are schedules estimating ethanol and denaturant Inventory volumes as of the Closing Date and Seller's direct costs for that Inventory. As so estimated, the Inventory includes some ethanol that will be more than 90 days old as of the Closing Date (the "Older Product"). The Parties agree that, with respect to such Older Product, Buyer will pay Seller, per US wine gallon: (x) $1.32 for 190 proof synthetic ethanol, (y) $1.41 for 200 proof synthetic ethanol and (z) $1.50 (i.e. Seller's cost) for 200 proof fermentation ethanol. Buyer will pay for the rest of the Inventory at Seller's cost.

(iii) Except as provided with regard to Older Product in the preceding clause, Buyer shall pay Seller at Closing based on the Exhibit 2(b)(ii) schedules, with final settlement in accordance with subsection 2(d) below.

(c) Valuation of Receivables. Buyer shall pay for the Receivables at full value as of the Closing Date discounted by 1.25 %. Attached as Exhibit 2(c) is Seller's tentative list and estimate of the undiscounted value of the Receivables as of the Closing Date. At Closing Buyer shall pay Seller 95 % of this estimated value, with final settlement in accordance with subsection 2(d).

(d) Final Settlement for Inventory and Receivables. Within five business days after the Closing, the Parties shall agree on the final accountings of the Inventory and the Receivables (the latter discounted by 1. 25 %) as of the Closing Date, and Seller will invoice Buyer for the net balance due or refund to Buyer any net overpayment. Buyer will wire transfer any balance due Seller within three business days after receipt of Seller's invoice.


Asset Purchase Agreement
Page 4 of 12

(e) Post-Closing Purchases.

(i) If Buyer hires John Samoylo, Seller's account manager, then, within five business days after his date of hire, Buyer will pay Seller sixteen thousand dollars ($16,000) by wire transfer to the bank account identified in subsection 2(a), and Seller will transfer ownership to Buyer of the Chrysler automobile used by Mr. Samoylo.

(ii) By December 31, 1999, Buyer shall notify Seller which (if any) of the items of Office Property Buyer has elected to purchase. The Parties shall agree upon the prices to be paid for such items, and Buyer shall make payment to Seller promptly thereafter, by wire transfer to the bank account identified in subsection 2(a).

(f) Post-Closing adjustment for Receivables. If any of the Receivables remain unpaid 90 days after the Closing, Seller shall refund to Buyer the amount paid for such Receivables, and Buyer shall assign them back to Seller.

(g) Percentage of future profits. Within 90 days after the end of each of the first five calendar years ("Accounting Years") after the Closing Date (the first such year to commence on January 1, 2000), Buyer will pay Seller the greater of fifty thousand dollars ($50,000) or twenty-five percent (25 %) of the net profits during the previous Accounting Year attributable to Buyer's operation of the Business as characterized in clause 2(g)(ii) below. For the limited purpose of determining profits under this subsection 2(g):

(i) "Seller's Customers" shall consist of: (x) Seller's current customers, (y) firms which have been Seller's customers during the five years prior to the Closing Date and (z) firms which were actively solicited by Seller during the 12 months prior to the Closing Date, all as set forth in Exhibit 2(g)(i).

(ii) Except as provided in the following clause 2(g)(iii), the Business shall be deemed to consist of: (x) all sales of product shipped from the Stolthaven DSP to any of Seller's Customers, (y) all sales of product shipped directly from Seller's current key suppliers Union Carbide Corporation and Williams Ethanol Services, Inc. (and their successors and constituent entities) to any of Seller's Customers and (z) all sales shipped from any other DSP operated by Buyer (or an affiliated company) to any of Seller's Customers who had not purchased ethanol from Buyer during the 12 months prior to the Closing.

(iii) In the event that any of Seller's Customers are also current customers of Buyer (hereafter "Joint Customers"), then for each of the five Accounting Years, the sales of ethanol by Buyer (or an affiliated company) to a Joint Customer shall be allocated to the Business and to Buyer's non-Business operations in the same ratio as the relative volume of ethanol sales by Buyer and by Seller, respectively, during 1998

Asset Purchase Agreement
Page 5 of 12

and the first nine months of 1999. (Thus, for example, if Buyer sold 2,000 and Sofecia sold 3,000 US wine gallons of ethanol to a Joint Customer from January 1, 1998 through September 30, 1999, and Buyer sells that Joint Customer 6,000 US wine gallons during any Accounting Year, then 3,600 US wine gallons - 60% of the sales - shall be allocated to the Business for that Accounting Year.) Attached as Exhibit 2(g)(iii) is a list of Joint Customers and each party's accounting of the volume of its own sales, in US wine gallons, to each Joint Customer during 1998 and the first nine months of 1999.

(iv) Net profits shall be equal to net sales proceeds less: (x) the cost of product, freight and storage, (y) selling, general and administrative expenses reasonably allocated to the Business in accordance with Buyer's standard practice up to a maximum of thirteen cents ($0.13) per US wine gallon and (z) applicable corporate taxes.

(v) At least 21 days prior to its annual payment to Seller, Buyer shall provide Seller with a written accounting of profits as defined in this subsection 2(g), and shall give Seller such access to its records as will permit reasonable verification of the accounting. Any substantial disagreement regarding the calculation of net profits shall be submitted to an independent accountant mutually acceptable to the Parties, which shall be bound by such accountant's determination of the amount properly payable to Seller.

If Buyer should close down the Business prior to December 31, 2004, Buyer shall nevertheless be obligated to pay Seller a minimum of fifty thousand dollars ($50,000) per Accounting Year, so long as Seller was not, prior to Buyer's decision to close down the Business, in breach of any of the representations and warranties or the covenants set forth in sections 4 and 5 of this Agreement.

3. THE CLOSING.

(a) Time and place. The closing hereunder (the "Closing") will take place on November 4, 1999, at the Louis Dreyfus offices located at 10 Westport Road, Wilton, Connecticut.

(b) Delivery of instruments. At the Closing:

(i) Upon receipt of Seller's invoice, Buyer shall deliver to Seller a copy of the transmission to its bank instructing it to pay Seller in accordance with subsection l(a) above.

(ii) Seller will deliver to Buyer the certificate of title to the BMW automobile.

(iii) Seller shall have secured and will give Buyer copies of: (y) Stolthaven's written consent to Seller's assignment to Buyer, and Buyer's assumption, of Seller's rights


Asset Purchase Agreement
Page 6 of 12

and obligations under the Terminal Agreement, and (z) the written agreement of Williams Ethanol Services, Inc. to supply ethanol to Buyer.

(iv) Seller will execute and deliver to Buyer assignments, and Buyer will execute and deliver to Seller assumption agreements, relative to the Terminal Agreement and, at Buyer's election, relative to the Contracts.

(v) Each Party will deliver to the other Party such other documents and evidence as the other Party or its counsel shall reasonably request or as is required by law.

4. REPRESENTATIONS AND WARRANTIES.

(a) By Seller. Seller, as a material inducement to Buyer to enter into this Agreement, represents and warrants to Buyer that, upon entering into this Agreement and as of the Closing Date:

(i) Seller has been duly formed and is validly existing and in good standing under the laws of the Republic of France, and is qualified to do business in the states of Connecticut and New Jersey.

(ii) Seller has the corporate power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder, is unconditionally bound by this Agreement, has taken all corporate action required under the laws of France to authorize the entry into and consummation of this Agreement and has duly authorized Carol R. Aronoff to sign and execute this Agreement on its behalf.

(iii) Seller has good, valid and marketable title to the Sale Assets, free and clear of all liens and encumbrances of any nature.

(iv) Seller's supplier and customer lists and correspondence, marketing records, accounts of purchases and sales and other business records, as set forth in clause l(a)(iii) and transferred to Buyer at the Closing, and the financial extracts shown to Buyer during Buyer's due diligence review, are complete and correct and have been maintained in accordance with sound business practices. Seller's accounting of past sales to Joint Customers in Exhibit 2(g)(iii) is true and correct in all relevant respects.

(v) The Receivables, as tentatively listed and valued in Exhibit 2(c) and transferred to Buyer at the Closing, represent valid obligations arising from sales actually made in the ordinary course of business. None of the Receivables will be more than 90 days old as of the Closing Date.

(vi) All of the Inventory is of a quality usable and salable in the ordinary course of business.


Asset Purchase Agreement
Page 7 of 12

(vii) Seller is not in default on any of the Contracts; nor are there any renegotiations underway of material terms of any of the Contracts.

(viii) Seller's DSP permit is in full force and effect, and Seller has no reason to anticipate its termination prior to Seller's voluntary withdrawal.

(ix) All taxes have been paid with respect to the Sale Assets and the Business.

(x) Seller has no knowledge of any undisclosed liabilities or material adverse proceedings that would affect the Business. There are no actions, lawsuits or proceedings of any kind (including without limitation proceedings asserting violation of patent or intellectual property rights) pending, or to Seller's knowledge threatened, against the Sale Assets or against Seller relative to any of the Sale Assets or the Business. In connection with the sale or delivery of product by the Business, there are no pending or threatened claims or liabilities for breach of contract or warranty, express or implied, or for personal or property damage, nor have there been any such claims or liabilities during the past three years.

(xi) With respect to the Business, neither Seller nor any US affiliate is in violation of any federal or state labor, antidiscrimination, workplace safety or environmental law or regulation, or any law or regulation regarding pension, 401(k) or other retirement programs; nor are there any pending or threatened claims or orders involving any such matters.

(xii) With respect to its employees, suppliers and customers, Seller is not aware of any circumstance which it has not disclosed to Buyer that is likely to have a material adverse effect on the Business.

(xiii) Neither this Agreement nor any transaction contemplated hereby conflicts with or constitutes a breach of any agreement to which the Seller is a party or is bound.

(xiv) Seller will be fully responsible for any and all employee benefits (health, retirement, or otherwise), severance entitlements and rights under any fringe benefit plan of those employees of the Business not hired by Buyer.

(b) By Buyer. Buyer, as a material inducement to Seller to enter into this Agreement, represents and warrants to Seller that, upon entering into this Agreement and as of the Closing Date:

(i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.


Asset Purchase Agreement
Page 8 of 12

(ii) Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, is unconditionally bound by this Agreement, has taken all corporate action required under the laws of the State of Delaware to authorize the entry into and consummation of this Agreement and has duly authorized Walter M. Tarpley, its President, to sign and execute this Agreement on its behalf.

(iii) Buyer' s accounting of past sales to Joint Customers in Exhibit 2(g)(iii) is true and correct in all relevant respects.

(c) Survival. The foregoing representations and warranties shall survive the Closing for a period of five years after the Closing Date, and thereafter no claim or action may be made or based on a breach thereof.

5. INDEMNIFICATIONS.

(a) By Seller. Seller shall pay and discharge, without proration or recourse to Buyer, all present and future debts, liabilities and taxes attributable to Seller's operation of the Business through the Closing Date. Seller shall indemnify and hold Buyer (which includes for purposes of this subsection 5(a) its representatives, shareholders, affiliates and controlling persons), and its successors and assigns harmless, and shall pay all reasonable legal fees incurred, for any demands, claims, assessments, losses, damages and costs made against or incurred by Buyer in connection with Seller's operation of the Business or arising from or in connection with any breach of any representation or warranty made by Seller in this Agreement.

(b) By Buyer. Buyer shall indemnify and hold Seller harmless for any demands, claims, assessments, losses, damages and costs made against or incurred by Seller in connection with Buyer's operation of the Business after the Closing.

(c) Brokerage fees. Each Party will pay any brokerage or finder's fee it has incurred or agreed to pay in connection with this Agreement, and will indemnify and hold the other Party harmless from any claim for such fees.

6. TRANSITION PERIOD. The Parties expect that a transition period (the "Transition") will be necessary for approximately two months after the Closing. During the Transition:

(a) DSP permit.

(i) Seller will continue its DSP permit at the Terminal, and allow buyer to operate the Business at Seller's DSP until Buyer has secured its own DSP. If Buyer has not obtained its DSP permit by January 15, 2000, then, commencing as of that date, Buyer shall pay Seller $3,000 a month for the use of Seller's permit, prorated at the end for any partial month. In no event, however, will Seller be obligated to maintain the DSP after March 31, 2000.



Asset Purchase Agreement
Page 9 of 12

(ii) Buyer will indemnify and hold Seller harmless for any losses or claims incurred as a result of Buyer's use of Seller's DSP, in particular but without limitation in the event that the BATF draws on Seller's bond during such period.

(b) Supplier and customers. Seller will introduce Buyer to the suppliers, service providers and customers of the Business and assist in securing their acceptance of Buyer as successor to Sofecia USA. Seller will promptly seek to ensure that any customers with unfilled or partially filled orders on the Closing Date will accept a substitution of Buyer for Seller in connection with such orders.

(c) The Office. Seller will permit Buyer at no additional cost to use and occupy the Office (along with employees of Seller) until the expiration of Seller's lease on December 31,
1999.

(d) Collection of Receivables. To the extent possible, Seller will direct all of its customers to make payment on Receivables to Buyer, and will at least weekly endorse over to Buyer any checks payable to Seller and pay Buyer any amounts wire transferred to Seller's account.

7. SELLER'S COVENANTS.

(a) Noncompete agreement. For a period of five years after the Closing Date, Seller shall not, and Seller shall ensure that no company or entity within the Louis Dreyfus Group shall, directly or indirectly, engage or become interested financially or otherwise in any business similar to or in competition with the Business in the United States. Seller and its affiliates shall be free to produce or market ethanol for fuel or beverage use in the United States.

(b) Confidentiality. Seller will maintain the confidentiality of the customer lists and other records of the Business transferred to Buyer.

(c) Non solicitation agreement. Neither Seller nor any of its affiliates will induce or solicit any employees of the Business who are hired by Buyer to leave the employ of Buyer for any reason.

(d) Remedies for breach. Seller acknowledges that the injury suffered by Buyer as a result of a breach of this section 8 would be irreparable and that an award of monetary damages would be an inadequate remedy. Consequently, Buyer shall have the right, in addition to any other remedy, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce this section and will not be obligated to post bond or other security in seeking such relief

8. CONTINUING RELATIONSHIPS. During the five years following the Closing:
Asset Purchase Agreement
Page 10 of 12

(a) If and when Seller wishes to purchase a cargo of domestically produced ethanol for export, it will offer Buyer the first opportunity to sell or broker the sale of the ethanol to Seller.

(b) In the event that Buyer wishes to export a cargo of ethanol, it will offer Seller the first opportunity to purchase the ethanol.

(c) In the event that Seller wishes to sell a cargo of foreign-produced ethanol in the United States (subject to the limitations of the preceding section 8), it will offer Buyer the first opportunity to purchase or market the ethanol.

(d) If Buyer wishes to import foreign ethanol produced by any company other than SASOL of South Africa, Buyer will offer Seller the first opportunity to sell or procure the ethanol.

(e) If Seller decides to institute a business involving the production or marketing of ethanol for beverage use in the United States, Seller will offer Buyer an opportunity to participate in such business.

9. ARBITRATION; APPLICABLE LAW. Any controversy or claim arising out of or relating to this Agreement or the interpretation, performance or breach thereof, shall be settled by binding arbitration held in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law principles.

10. CONSENT TO JURIDICTION. Seller hereby consents to submit to the jurisdiction of federal and state courts sitting in New York State for all matters pertaining to the interpretation and enforcement of this Agreement (other than as ceded to arbitration), and hereby appoints Carol R. Aronoff, Secretary of Louis Dreyfus Corporation, or her successor in said office (if any), at the Connecticut address set forth in the following section 11, as its agent to accept service of process. Seller further consents to the enforcement in France of any judgment obtained against Seller in the United States.

11. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing, and may be delivered personally or sent by certified mail, via an independent courier service or by electronic facsimile transmission to the other Party at the address below (or to such other address as the Party shall designate by written notice in accordance with this section 12).

To Seller: 	SOFECIA
87 Avenue de la Grande Armee
75782 Paris Cedex 16, France
Attn: Jean-Claude Vertenelle, President
Phone: (33-1) 40 66 11 11

Asset Purchase Agreement
Page 11 of 12

With a copy to:  Louis Dreyfus Law Department
                 10 Westport Road, PO Box 810
                 Wilton, Connecticut 06897-0810
                 Attn: Carol R. Aronoff, Esq.
                 Phone: 203 761-8306
                 Fax: 203 761-8321

To Buyer:   JLM Marketing, Inc.
            8675 Hidden River Parkway
            Tampa, Florida 33637
            Attn: Walter M. Tarpley, President
            Phone: 813 632-3300
            Fax: 813 632-3301

With a copy to:   Mezan, Stolzberg and Schwartzman, P.C.
                  460 Park Avenue
                  New York, New York 10022
                  Attn: Maxwell Stolzberg, Esq.
                  Phone: 212 371-7771
                  Fax: 212 836-4979

12. SEVERABILITY. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

13. NON-WAIVER. No delay, omission or failure on the part of either party in enforcing any right with respect to this Agreement shall constitute a waiver by such party of such right, or be deemed a waiver of any similar right or other provision at the same or any subsequent time.

14. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior agreements between the Parties and constitutes the entire agreement between the Parties concerning the subject matter hereof. It may not be cancelled, amended or modified, in whole or in part, except by an instrument in writing signed by both Parties.

15. SUCCESSORS; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Either Party may assign its obligations and rights hereunder to an affiliated company upon notice to the other Party. An assignment by either Party to an unaffiliated company shall require the written consent of the other, which consent shall not be unreasonably withheld. In the event of such assignment by Buyer, Buyer (or an affiliate of Buyer) will remain primarily liable for the minimum annual payment of $50,000 under subsection 2(g) of this Agreement.


Asset Purchase Agreement
Page 12 of 12


16. SURVIVAL. Subject to the limitations set forth in subsection 4(c) above, all the terms, conditions, representations, warranties and obligations contained in this Agreement shall survive the Closing Date.

17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and when delivered shall be an original and all such counterparts shall together constitute one instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

JLM Marketing, Inc.


                        By: /s/  Walter M. Tarpley
                            -----------------------
                                 Walter M. Tarpley
                                 President



Societe Financiere d'Entreposage et de Commerce International de l'Alcool, S.A.


                 By:  /s/  Carol R. Arnonoff
                      -----------------------------
                           Carol R. Arnonoff
                          Authorized Representative